Exhibit 5.1
                           Law Offices
                          McAfee & Taft
                   A Professional Corporation
                10th Floor, Two Leadership Square
                       211 North Robinson
               Oklahoma City, Oklahoma 73102-7103
                         (405) 235-9621
                       Fax (405) 235-0439
                    http://www.mcafeetaft.com

                          June 30, 2000

Fleming Companies, Inc.
6301 Waterford Boulevard
Post Office Box 26647
Oklahoma City, Oklahoma  73126


Ladies and Gentlemen:

     Reference is made to your Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission today with respect to the proposed offering of 200,000 shares of common stock, $2.50 par value per share, of Fleming Companies, Inc. (the "Common Stock") pursuant to the terms of the Fleming Companies, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan").

     We have examined your corporate records and made such other investigations as we deemed appropriate for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that:

1. Fleming Companies, Inc. (the "Company") has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Oklahoma.

2. The issuance of the Common Stock has been duly authorized by appropriate corporate action on behalf of the Company.

3. When issued pursuant to the Plan, the Common Stock will be validly issued, and will be fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion as an exhibit to the above mentioned Registration Statement.

                              Very truly yours,

                              MCAFEE & TAFT A PROFESSIONAL CORPORATION
                              McAfee & Taft A Professional Corporation